UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) September 24, 2013

Rockville Financial, Inc.

(Exact name of registrant as specified in its charter)

Connecticut	001-35028	27-3577029
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

25 Park Street, Rockville, CT	06066
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (860) 291-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

On September 24, 2013, Rockville Bank (the “Bank”), the wholly owned subsidiary of Rockville Financial, Inc. (the “Company”), announced to its employees that it will be merging its Employee Stock Ownership Program (“ESOP”), with its Defined Contribution Plan, or 401(k) Plan, effective January 1, 2014. The ESOP was created in 2005 as part of the Company’s initial public stock offering to provide employees an ownership stake in the Company as a part of its benefits program. The first ESOP loan from 2005 has a final payout set for 2014. The second ESOP loan was created as a part of the Company’s second step offering in 2011, and is set to payout over a thirty year timeframe.

In lieu of cash employer contributions in 2014 to the 401(k) Plan (i.e., employer safe harbor, matching and transition contributions), shares released from the final pay down on the first ESOP loan will be allocated to all participants in the 401(k) Plan. This allocation will take place in the first quarter of 2015 and is expected to save the Company approximately $1.2 million in 2014. Effective December 31, 2014, and as a part of the merger of these retirement savings plans, all participants employed by the Company on December 31, 2013 become immediately vested in those ESOP shares previously allocated to their accounts under the ESOP program. Shares released in connection with pay down of the second ESOP loan shares will be distributed under the terms set out in the ESOP Plan. The Company has reserved the right in the merged plan document, in its sole and absolute discretion, to use the second ESOP loan shares to satisfy future employer contribution obligations. The Company will also realize savings on administrative costs by administering one plan instead of two.

A copy of the Q&A that will be issued by the Bank to its employees this week is being filed as Exhibit 99.1 to this Report on Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits

(a)	Not applicable.

(b)	Not applicable.

(c)	Exhibits.

Number	Description

99.1	Employee Q&A

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 24, 2013	ROCKVILLE FINANCIAL, INC.
Registrant

	By:	/s/ John T. Lund
John T. Lund
Executive Vice President/Chief Financial Officer

Exhibit Index

Number	Description

Exhibit 99.1	Employee Q&A